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                                                           Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-_________) and related Prospectus of Robbins & Myers, Inc. for the registration of common shares, debt securities and convertible debt securities with a proposed maximum aggregate offering price of $100,000,000 and to the incorporation by reference therein of our report dated September 30, 2002, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2002, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Dayton, Ohio
July 3, 2003